Geeknet Announces Third Quarter Financial Results

Revenue increases 17% in third quarter to $17.3 million

FAIRFAX, Va., Nov. 7, 2012 /PRNewswire/ -- Geeknet, Inc. (Nasdaq: GKNT), the parent company of online retailer ThinkGeek.com, today announced financial results for the quarter ended September 30, 2012. Financials below reflect results from continuing operations, which consists of ThinkGeek, plus the effect of the sale of the Media business.

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Total revenue for the third quarter of 2012 was $17.3 million, an increase from $14.7 million of revenue in the third quarter of 2011. Historical results have been reclassified to reflect continuing operations following the sale of the Company's media business in September. GAAP net income for the third quarter of 2012, which includes a gain of $14 million before taxes from the sale of the media business, was $8.4 million or $1.27 per share compared to net loss of $2.7 million or $0.42 per share, for the same period a year ago. Loss from continuing operations for the third quarter was $2.0 million compared to a loss of $3.1 million for the same period a year ago.

Adjusted EBITDA from continuing operations for the third quarter of 2012 was a loss of $2.0 million, compared to an adjusted EBITDA loss from continuing operations of $2.2 million for the same period a year ago. Adjusted EBITDA includes a loss from continuing operations before interest and excludes gain on the sale of assets, taxes, stock-based compensation, depreciation, and amortization.

Third Quarter Highlights:

  Orders received increased by 21% in the third quarter of 2012 as compared with the same period last year.
  ThinkGeek  launched over 380 new products.
  Total cash and investments at the end of third quarter 2012 was $37.9 million including $17 million received from the sale of the media business.

"Geeknet delivered a solid quarter and we're excited about the momentum in the business," said Ken Langone, CEO and Executive Chairman, Geeknet. "With the sale of our online media business, this quarter marks a new beginning for Geeknet. Our primary focus is now on ThinkGeek and we plan to aggressively drive growth and deliver profitable returns. ThinkGeek is truly a unique business with a very large market opportunity and we're excited about the upcoming holiday season."

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at investors.geek.net.

A conference call and audio webcast will be held at 2:00 p.m. ET on November 7, 2012 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting investors.geek.net. An audio replay will be available between 5:00 p.m. ET on November 7, 2012 and 11:59 p.m. ET on November 10, 2012 by calling (855) 859-2056 or (404) 537-3406, with Conference ID 26422550.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance. Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance. In addition, we have historically reported adjusted EBITDA to the investment community. We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as earnings from continuing operations before interest and excludes gain on the sale of assets, taxes, stock-based compensation, depreciation, and amortization. The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization. We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature. In addition, when we compute adjusted EBITDA we exclude discontinued operations, stock-based compensation, gain on sale of assets and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations. Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations. With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods. While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets and discontinued operations are excluded from adjusted EBITDA because such activities are not representative of our core operations.

About Geeknet, Inc.

ThinkGeek, a wholly owned subsidiary of Geeknet, Inc. (NASDAQ: GKNT), is the premier retailer for the global geek community. Since 1999, ThinkGeek has sought to provide tech, gadget, and toy-obsessed communities with all the things geeks crave. ThinkGeek was founded to serve the distinct needs and interests of technology professionals and enthusiasts and today has grown to become the first choice for innovative and imaginative products that appeal to the geek in everyone. Want to learn more? Check out thinkgeek.com or geek.net.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding potential profitability and the growth prospects for our e-commerce business. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2011, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GKNT-F

GEEKNET, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net revenue	$ 17,260	$ 14,693	$ 52,574	$ 44,217
Cost of revenue	15,004	13,414	45,656	40,263
Gross margin	2,256	1,279	6,918	3,954
Operating expenses:
Sales and marketing	1,714	1,507	5,089	4,649
Research and development	1,117	497	2,792	1,324
General and administrative	2,635	2,645	7,629	7,124
Total operating expenses	5,466	4,649	15,510	13,097
Loss from operations	(3,210)	(3,370)	(8,592)	(9,143)
Gain on sale of non-marketable securities	-	-	4,021	-
Interest and other income (expense), net	(15)	(3)	(59)	(2)
Loss before income taxes	(3,225)	(3,373)	(4,630)	(9,145)
Benefit for income taxes	(1,226)	(262)	(1,759)	(746)
Loss from continuing operations	(1,999)	(3,111)	(2,871)	(8,399)
Discontinued operations:
Income from discontinued operations, net of tax	10,362	428	10,722	1,182
Net income (loss)	$ 8,363	$ (2,683)	$ 7,851	$ (7,217)
Loss per share from continuing operations:
Basic	$ (0.31)	$ (0.49)	$ (0.45)	$ (1.33)
Diluted	$ (0.31)	$ (0.49)	$ (0.45)	$ (1.33)
Income per share from discontinued operations:
Basic	$ 1.60	$ 0.07	$ 1.67	$ 0.19
Diluted	$ 1.57	$ 0.07	$ 1.64	$ 0.19
Net income (loss) per share:
Basic	$ 1.29	$ (0.42)	$ 1.22	$ (1.14)
Diluted	$ 1.27	$ (0.42)	$ 1.20	$ (1.14)
Shares used in per share calculations:
Basic	6,483	6,337	6,438	6,306
Diluted	6,597	6,385	6,529	6,379

GEEKNET, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (unaudited)
	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 37,922	$ 36,910
Accounts receivable, net of allowance of $10 and $27 as of September 30, 2012 and December 31, 2011, respectively	952	6,264
Inventories, net	22,672	8,935
Prepaid expenses and other current assets	12,756	2,377
Total current assets	74,302	54,486
Property and equipment, net	3,826	5,717
Other long-term assets	335	4,089
Total assets	$ 78,463	$ 64,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 11,759	$ 6,327
Deferred revenue	1,489	3,500
Accrued liabilities and other	1,841	3,409
Total current liabilities	15,089	13,236
Other long-term liabilities	77	71
Total liabilities	15,166	13,307
Commitments and Contingencies (Note 9)
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; authorized — 25,000; issued — 6,728 and 6,473 shares, as of September 30, 2012 and December 31, 2011, respectively; outstanding — 6,546 and 6,361 shares as of September 30, 2012 and December 31, 2011, respectively	7	7
Treasury stock	(2,172)	(978)
Additional paid-in capital	813,525	807,829
Accumulated other comprehensive income	(41)	(1)
Accumulated deficit	(748,022)	(755,872)
Total stockholders' equity	63,297	50,985
Total liabilities and stockholders' equity	$ 78,463	$ 64,292

GEEKNET, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (unaudited)
	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities from continuing operations:
Net income (loss)	$ 7,851	$ (7,217)
Income from discontinued operations, net of tax	(10,722)	(1,182)
Loss from continuing operations	(2,871)	(8,399)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,076	876
Stock-based compensation expense	2,843	2,332
Provision for bad debts	21	26
Provision for excess and obsolete inventory	230	83
Provision for returns	717	738
Gain on sale of non-marketable securities	(4,021)	-
Loss on sale of assets, net	56	(66)
Changes in assets and liabilities:
Accounts receivable	(195)	(92)
Inventories	(13,967)	4,953
Prepaid expenses and other assets	(7,604)	(2,884)
Accounts payable	5,805	(8,616)
Deferred revenue	(250)	238
Accrued liabilities and other	(2,513)	(1,642)
Net cash used in operating activities	(20,673)	(12,453)
Cash flows from investing activities:
Purchase of property and equipment	(108)	(1,501)
Proceeds from sale of non-marketable equity investment	6,000	-
Proceeds from sales of intangible assets, net	-	65
Proceeds from sale of discontinued operations	17,000	-
Net cash provided by (used in) investing activities	22,892	(1,436)
Cash flows from financing activities:
Proceeds from issuance of common stock	249	757
Repurchase of stock	(1,194)	(355)
Net cash (used in) provided by financing activities	(945)	402
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(2,220)	2,175
Net cash provided by (used in) investing activities	1,958	(20)
Net cash (used in) provided by discontinued operations	(262)	2,155
Net increase (decrease) in cash and cash equivalents	1,012	(11,332)
Cash and cash equivalents, beginning of year	36,910	35,333
Cash and cash equivalents, end of period	$ 37,922	$ 24,001

GEEKNET, INC. RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income (loss) - as reported	$ 8,363	$ (2,683)	$ 7,851	$ (7,217)
Reconciling items:
Income from discontinued operations - net of tax	(10,362)	(428)	(10,722)	(1,182)
Gain on sale of non-marketable securities	-	-	(4,021)	-
Interest and other expense, net	15	3	59	2
Benefit for income taxes	(1,226)	(262)	(1,759)	(746)
Stock-based compensation expense included in cost of revenues	95	54	269	134
Stock-based compensation expense included in operating expenses	741	856	2,574	2,198
Depreciation and amortization	331	295	1,076	876
Adjusted EBITDA	$ (2,043)	$ (2,165)	$ (4,673)	$ (5,935)

CONTACT: Stacie Bosinoff or Nicole Gunderson of The Blueshirt Group, (415) 217-7722, ir@geek.net, for Geeknet, Inc.